CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Putnam Funds Trust:

We consent to the use of our reports dated October 11, 2011 for Putnam Global Financials Fund, Putnam Global Technology Fund, Putnam Global Energy Fund and Putnam Global Industrials Fund; October 12, 2011 for Putnam Global Telecommunications Fund; and October 13, 2011 for Putnam Global Consumer Fund, each fund a series of Putnam Funds Trust, and to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 23, 2011